Exhibit 10.4

Addendum No. 3 to the Technology License And Distribution Agreement
Between Sun Microsystems, Inc. and Inprise, Inc.

This Addendum No. 3 (“Addendum”) to the Technology License And Distribution Agreement (“Agreement”) between Inprise, Inc., (formerly known as Borland International, Inc.) having a principal place of business at 100 Enterprise Way, Scotts Valley, CA 95066 (“Licensee”) and Sun Microsystems, Inc., having a principal place of business at 901 San Antonio Road, Palo Alto, CA 94303 (“Sun”), as amended, is entered into by and between those same parties on 6-15-2000 (the “Effective Date”). This Addendum is in addition to the Agreement. In the event of a conflict between the terms of the Agreement and the terms of this Addendum, the terms of this Addendum shall govern. All capitalized terms used herein shall have the same meaning set forth in the Agreement, unless otherwise stated. The parties agree as follows:

Exhibit C-13 Java2 Platform, Enterprise Edition is hereby added to the Agreement and attached hereto.

Except as expressly amended herein, the Agreement shall remain unaltered and in full force and effect.

Sun Microsystems, Inc.		Inprise, Inc.

By:	/s/ Richard M. Larsen	By:	/s/ Edward M. Shelton

Name:	LARSEN	Name:	Edward M. Shelton

Title:	DIRECTOR	Title:	Sr. V.P. Business Development

Date:	6/15/00	Date:	6/3/2000

EXHIBIT C-13

JAVA 2 PLATFORM, ENTERPRISE EDITION

I.	Description of Technology and Documentation
The source code form of Java 2 Platform, Enterprise Edition, as of the Effective Date, consists of the following Source Code:
a. All the .java files from the following javax packages:

javax.activation
javax.ejb
javax.ejb.deployment
javax.jms
javax.servlet
javax.servlet.http
javax.servlet.jap
javax.mail
javax.mail.event
javax.mail.internet
javax.mail.search
javax.naming
javax.naming.spl
javax.naming.idap
javax.naming.directory
javax.naming.event
javax.rmi
javax.rmi.CORBA
javax.transaction
javax.transaction.xa
javax.sql

b.  Supporting .java files in packages with names beginning with "sun.", "com.sun.", "org.xml.", or "org.w3c."

c.  Supporting C (.c), C++ (.cpp), and "Include" (.h) files.

d.  Supporting Unix Shell (.sh) and DOS "bat" (.bat) files. An updated list of files may be published by Sun for each release.

e.  Documentation:
Java 2 Platform, Enterprise Edition OEM Specification and related API specifications.
Java 2 Platform, Enterprise Edition Compatibility Test Suite User’s Guide.

II.	Field(s) of Use: Inprise Application Server on the following platforms: Win32, Solaris, HP-UX, Linux, AIX

III.	Products List:
a. Licensee's Products as of the Effective Date: Inprise App. Server

            b.  For purposes of the Java 2 Platform, Enterprise Edition, the definition of “Product(s)” in Section 1.10 of the Agreement is replaced with the following definition:

“Product(s)” means a Licensee product into which the Technology is implemented or integrated. A Product: (i) must have a principal purpose which is substantially different from that of the stand-alone Technology; (ii) must represent a significant functional and value enhancement to the Technology; (iii) must operate in conjunction with the Technology; (iv) must not be marketed as a technology which replaces or substitutes for the Technology; (v) must be configured to run on additional server software used to certify that the Product meets the compatibility requirements in Section V, below, and which may not be included in the Technology, including but not limited to a database, a naming and directory server, an object request broker, a web server, a transaction server, and any additional software services as set forth in the Specifications; (vi) must include all such additional server software as set forth in the Specifications, other than a database and related database driver software; and (vii) requires, and must be configured to run only in conjunction with, an implementation of the version of the Java 2 Platform, Standard Edition from Sun or a third party that meets Sun’s compatibility requirements, in binary form and as specified in the Documentation set forth in Section 1.e, above. A list of Products current as of the Effective Date is included in Exhibit C for each Technology. Licensee may add Products within the designated Field of Use for such Products by written notification to Sun.

IV.	Schedule of Fees and Royalties

            a.   Upfront Source License Fee:

            Not applicable.

            b.   Source Support (if applicable):

            As set forth in the separate support agreement.

            c.   Java Test Suite Support Fee:

            As set forth in the separate Java Test Suite support agreement.

            d.   Compatibility Logo Fees:

            The greater of ***** per year or ***** percent (*****) of Net Sales. “Net Sales” means the aggregate top-line list price of all sales or licenses of the Products during each calendar quarter during the Term, less deductions for (a) any tax, duties, import fees or other government charge on the sale, transportation or delivery of Products which is absorbed by Licensee and not transferred; (b) actual cost of freight charges borne by Licensee; (c) credit and cash refunds actually given by Licensee for returned Products; (d) allowances for damaged, obsolete or defective Products; and

*****	Confidential treatment has been requested for the redacted portions. The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

(e) standard trade, volume or cash discounts actually deducted by Licensee (other than discounts for early payment). In the event Product(s) are discounted greater than the discounts applicable to other products or services bundled or sold in connection therewith, then all such discounts shall be averaged across all such products and services. Net Sales shall also include the fair market value of any services, barter, or other non-monetary consideration Licensee receives, directly or indirectly, from sales or licenses of the Products.

            Products may not be internally used or distributed by Licensee, or transferred at no charge to entities affiliated with or related to Licensee, without Sun’s prior written consent.

            The parties agree to enter discussions at Licensee’s request concerning a nonrefundable prepayment of royalties in lieu of the above royalty percentage.

V.	Compatibility Requirements

            a.   For purposes of the Java 2 Platform, Enterprise Edition, the definition of “Shared Part” in Section 1.11 of the Agreement is replaced with the following definition:

“Shared Part” means those Source Code files (and corresponding binary code) of the Technology which are identified as “shared” (or words of similar meaning) or which are in any “share” directory or subdirectory thereof, except those files specifically designated by Sun as modifiable.

            b.   Products must fully comply with the requirements of the Documentation specified in Section 1.e, above, and pass the Java Test Suites for the Java 2 Platform, Enterprise Edition running on a compatible implementation of the Java 2 Platform, Standard Edition, pursuant to the requirements of Section 2.4 of the Agreement. Successful compatibility testing must be completed in accordance with the CTS User’s Guide described in Section 1.e., above. Licensee may self-certify such compatibility, provided that Sun may require that Licensee submit specific test documentation to an independent third party audit facility designated by Sun, for verification of proper compatibility testing, prior to shipment of Licensee’s Product. Such audit shall be at Licensee’s expense. Sun may publish or otherwise distribute such test results.

            c.   Notwithstanding Section 2.4 of the Agreement, access to the Java Test Suites is subject to a separate agreement, including, but not limited to, an additional fee for Java Test Suite support. Licensee is not authorized to create derivative works of the Java Test Suites, and may only utilize the Java Test Suites to verify compatibility of Products with the specification for the Java 2 Platform Enterprise Edition. Licensee may not publish test results or make claims of comparative compatibility with respect to other implementations of the specification for the Java 2 Platform Enterprise Edition. Licensee agrees not to develop any other test suites intended to validate compatibility with the specification for the Java 2 Platform Enterprise Edition.

            d.   All Products must include a description of the specific configuration(s) Licensee used to achieve compliance with the Java Test Suites. Such description must include the system configuration, applicable operating system and version, applicable database and version, and all other required software services and installations, and which must be installed for end users to operate the Products. This information must be publicly available and freely and readily accessible to potential end users of the Product prior to the licensing or purchase of the Products.

VI.	Compatibility Logo
Java Compatible, Enterprise Edition.

VII.	Description of Support and Upgrades

Java Test Suite support must be purchased by Licensee prior to distribution of Products, subject to the terms of a separate support agreement. Source Support, including provision of upgrades, updates, and/or engineering support, is optional and subject to the terms of a separate agreement.

VIII.	End User License Terms

Licensee shall include the following terms and conditions, provided that Licensee shall substitute Licensee’s name in place of Sun as appropriate.

1.    Restrictions. Software is confidential copyrighted information of Sun and title to all copies is retained by Sun and/or its licensors. Customer shall not modify, decompile, disassemble, decrypt, extract, or otherwise reverse engineer Software. Software may not be leased, assigned, or sublicensed, in whole or in part.

2.    Export Regulations. Software, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Customer agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain licenses to export, re-export, or import Software. Software may not be downloaded, or otherwise exported or re-exported (i) into, or to a national or resident of, Cuba, Iraq, Iran, North Korea, Libya, Sudan, Syria or any other country to which the U.S. has embargoed goods; or (ii) to anyone on the U.S. Treasury Department’s list of Specially Designated Nations or the U.S. Commerce Department’s Table of Denial Orders.

3.    Restricted Rights. Use, duplication or disclosure by the United States government is subject to the restrictions as set forth in the Rights in Technical Data and Computer Software Clauses in DFARS 252.227-7013(c) (1) (II) and FAR 52.227-19(c) (2) as applicable.